Exhibit 23.1

DAVE BANERJEE, CPA

An Accountancy Corporation – Member AICPA and PCAOB

21860 Burbank Blvd., Suite 150, Woodland Hills, CA 91367 • (818) 657-0288 • FAX (818) 657-0299 • (818) 312-3283

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
PHI Group, Inc.

We consent to the inclusion in the Registration Statement on Form S-1/A No. 2 of PHI Group, Inc. of our report dated October 12, 2017, relating to our audit of the consolidated balance sheets of PHI Group, Inc., as of June 30, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended June 30, 2017 and 2016.

We also consent to the reference to us under the caption "Interest of Named Experts and Counsel" in the Registration Statement.

Dave Banerjee, CPA, an Accountancy Corporation

Dave Banerjee CPA, an Accountancy Corporation
Date: October 16, 2017
Woodland Hills, CA 91367